EXHIBIT 23.2

                               CONSENT OF KPMG LLP




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    KPMG LLP                                 Telephone (250) 979-7150
    CHARTERED ACCOUNTANTS                    Telefax (250) 763-0044
    300 - 1674 Bertram Street                www.kpmg.ca
    Kelowna, BC V1Y 9G4 Canada



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Cirond Corporation

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 19, 2004, except as to note 14, which is as of May 4, 2004, contains an explanatory paragraph that states that the Company has incurred losses since inception and has a working capital deficiency, factors which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Kelowna, Canada
January 20, 2005








KPMG LLP, s Canadian limited liability partnership is the Canadian Member of KPMG International, a Swiss nonoperating association.